Exhibit 4
From:

Mr. Pinhas Zahavi
8 Hertzel Rozenblum St.,
Tel Aviv 6937947,
Israel

To:

NeoGames S.A.

Attn: The Board of Directors	Date: 13 September 2022
63-65, rue de Merl,
L-2146 Luxembourg, Grand Duchy of Luxembourg

Re: Waiver of voting rights in NeoGames S.A.

Dear Madam, dear Sirs,

The undersigned, Mr. Pinhas Zahavi, born on 24 August 1942 in Israel, residing at 8 Hertzel Rozenblum St., Tel Aviv Israel (the “Shareholder”), is currently the holder of 3,193,717 shares according to the American Stock Transfer & Trust Company report dated 31March, 2022 (and such shares and any other shares that the Shareholder may hold from time to time being designated as the “Shares”) issued by NeoGames S.A., a public limited liability company (société anonyme) organised under the laws of the Grand Duchy of Luxembourg, having its registered office at 63-65, rue de Merl, L-2146 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B186309 (the “Company”).

In accordance with the third paragraph of article 450-1 (9) second paragraph of the law of 10 August 1915 concerning commercial companies, as amended (the “Law”), the Shareholder hereby indefinitely (indéfinitivement) and irrevocably waives all of, and undertakes towards the Company not to exercise the voting rights attached to the Shares (including for the avoidance of doubt, any shares in the Company which the Shareholder will acquire or subscribe for after the date hereof).

This Waiver shall be in full force and effect from as the date hereof, and as long as the Shareholder remains the holder of such Shares, and will automatically terminate (and fully ceased to be effective) as from the date on which the Shareholder holds less than 5% of the company shares.

This letter shall be governed by, and construed in accordance with, the laws of the Grand Duchy of Luxembourg.

The courts of Luxembourg-City shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this waiver.

Yours faithfully,

[Signature page to the voting rights waiver letter (Pinhas Zahavi)]

Mr. Pinhas Zahavi /s/ Pinhas Zahavi

NeoGames S.A., the Company, hereby expressly accepts and approves the above described waiver and undertaking.
NeoGames S.A. /s/ Mordechay Malool By: Mordechay Malool Title: CEO	/s/ Raviv Adler By: Raviv Adler Title: CFO